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Bill Scannell, President of Global Sales and Customer Operations at EMC Corporation (the “Company”), moderated a “fireside chat” at the Company’s 2016 virtual sales kickoff meeting, a video recording of which was made available on the Company’s employee intranet. The following is a transcript of excerpts from that discussion.

Bill:	Hello everyone, and welcome the 2016 virtual sales kickoff meeting. The theme this year is “Play to Win”. You’ll hear more about that later. 2016 is going to be a very exciting year but before we get into that I’d like to start with a big thank you. Thank you for all you did to make 2015 a success. To kick off the 2016 kickoff meeting, I’m joined by two very special guests. Our chairman and CEO, Joe Tucci and the founder, chairman and CEO of Dell, Michael Dell. Gentlemen, welcome.

Joe:	Thanks Billy, thanks for having us.

Michael:	Great to be with you, thank you.

Joe:	Hey Bill, before you get into your formal remarks or questions, let me just also echo your thanks to all the people out there. A lot of change thrown at you in 2015 and you’re real troopers to have worked through it. Thank you for all your efforts. You’re the best and I just really appreciate everything you do and will do.

Michael:	Great, thanks Joe. Absolutely. It really impressed with the achievements of the team in 2015. So looking forward to 2016.

Bill:	We all are. It’s going to be an exciting year. Joe, it seems like just yesterday we were here for our virtual fireside chat. Last year at this time, there were a lot of rumors out there about Dell, about potential acquisitions, Elliott Management, the activist, was out there, and there were also rumors of you retiring.

Joe:	Obviously this announcement of this merger introduced change. The industry itself is changing and then of course, you have geopolitical events out there which are causing a high degree of change. Of course that comes down on the back of all you that are trying to make your numbers and trying to serve your customers well. Again, as a leader, when you see that kind of change and the turmoil that comes from that kind of change, but you also see the opportunity that comes from that kind of change. The opportunities are massive. You focus on how we capitalize on those opportunities with this talent we have, the product portfolios we have, the technology we have. The people, you guys. I really believe that merging with Dell and taking the strengths of both companies. We know with Dell that because we’ve had great partnership for seven years plus, did over $2 billion in revenue together.

Michael:	I remember those days well, Joe.

Joe:	We know our DNA. Look how well you got along with your counterparts.

Michael:	Sure.

Joe:	They were like part of our family. I know the DNA match was there, which is important to me. I know where we’re strong in each company is very synergistic. Our enterprise strength. Our strength in storage or strength in virtualization. Dell’s strength in servers, Dell’s strength in the SMB market, Dell’s, they’ve got a bigger reach, bigger sales force than we have.

Michael:	Sure do.

Joe:	All these things together, and then of course there’s Michael. Michael’s an extraordinary leader. We’ve been friends since 1994, this is our third partnership. This partnership’s going to go to another form. They’ve been successful and I just feel really good about this win-win. Then of course, with win comes growth and with growth comes nothing but goodness for all of you. You get to grow intellectually and get challenged. You get to grow your career and you get to hopefully grow your wallet. Those are all pretty good things and all good things happen with this kind of opportunity to grow. Again, a great leader like Michael. I think this is great.

Bill:

Sounds like a great game plan to me, Joe. Michael this is your first opportunity to address the sales and the pre-sales folks at home. What message would you like to give them and why are you so excited? I’ve seen you walking around the leadership meetings the last several days. I’ve never seen anybody so excited. Why are you so excited about this merger?

Michael:	Well, I am tremendously excited. I think Joe articulated it quite well. I think first of all, we have the ability to bring the combined innovations of EMC and Dell together to customers. That has a lot of interest from customers. We’re creating an unbelievable IT powerhouse that is unmatched in the industry in terms of scale, scope and strength. When you think about the IT of today, as you mentioned Joe, the servers and storage, virtualization, cloud software, PC’s, we have enormous scale businesses there that go together, complement each other incredibly well. Then we have this great set of capabilities and positions in the IT of tomorrow; digital transformation, the software defined data center, converge infrastructure, hybrid cloud mobile security. Incredible scale. $80 billion plus business. Incredible team. Bill, you’ve built an awesome sales engine—

Bill:	Thank you, Michael.

Michael:	—and that complements the Dell team, which has a very strong mid-market reach. This is really an unbeatable combination. When I look at what I’ve seen from the EMC team in the 2016 product innovations and capabilities, it’s awesome. Layer on the Dell capability in servers as we get into the second half of the year. It’s going to be great.

Bill:	Awesome, yeah. It really is the case of 1+1=3, isn’t it?

Michael:	Yes.

Joe:	Absolutely.

Bill:	Joe, last year we talked a lot about the federation and since then we’ve added Virtustream. In light of everything that’s going on now with Dell, what’s your current view of the federation and what would you like to see us doing?

Joe:	There’s no doubt that when we sell our layer cake of capabilities together, leading with whether it be digital transformation or a software defined data center or – it doesn’t matter where we lead from, but when we can give customers a more fuller set of solutions to meet their problems of today and tomorrow, we just do better.

Bill:	It’s great leverage.

Joe:	Of course you put the leverage in that Michael’s talking about that Dell brings in here, it’s unbeatable. The real key is how do we get the best of both worlds? How do we make sure that each of these companies really executes on their mission? Then how do we get the ability to come together and do something truly special? That’s how we’re going to win and that takes a lot of leadership, and people like you and then of course Michael, ultimately. That’s where the bird is going to fall to take out the rub and get all the juice, right?

Bill:	Awesome, sounds great. Michael, you and Joe made the strategic decision to keep the enterprise business headquartered in Hopkinton, Mass., under David Goulden’s leadership. That’s a huge vote of confidence. Why did you make that decision?

Michael:	Well, I think the plot in the data center is converged infrastructure and with VCE, EMC has done an awesome job in capturing that territory. EMC, yes, is a storage company, but it’s gone way beyond storage. When I look at the leadership that you and your team have exhibited in infrastructure, and really what we’re building is the preeminent leading infrastructure company in the world, this makes a ton of sense. I’ll also say, that’s where the headquarters is, but we’re not moving people around, we’re going to have people all over the world with centers of confidence and capability and we’ve got – the infrastructure business will be a $30 billion plus business. We’ll be based in Hopkinton, and we’ll have a really strong position of course in storage, in servers and converged infrastructure. Really pleased with what I’m seeing in the hyper converged roadmap. The opportunity is ours.

Bill:	Awesome, sounds great. Joe, you and I have been doing these virtual sales kickoffs since the first time we went virtual. We’ve had a lot of fun. We’ve done some singing and dancing and we had, last year, our first fireside chat. You’ve been talking about retiring for a while. Sadly, this may be the last virtual sales kickoff we do together. If so, what message would you like to give to the teams at home?

Joe:	Well, first I’d point out to everyone that Billy said exactly the same thing to me last year, and here I am.

Bill:	He’s a resilient guy, isn’t he?

Joe:	Look, to me, this is not about me. It truly isn’t about me. This is about building a truly great company. A company that can win and capture this opportunity. We all know about the disruption that’s happening now. On the other side of the coin, the disruption is the side of opportunity. That’s what we need to capture. I’m dedicated to helping us capture that. This isn’t a deadline for me on a certain day. I’m here to help. Even after I do retire. If any of you need something and you call on me, you’re going to get it.

I love this industry, I come to work as excited today as I did when I was in my 30s, 40s, 20s.

Bill:	We see it every day, Joe.

Joe:	I love this industry, I love the people. I truly believe in Michael. I will be here spiritually and physically if you need me.

Bill:	It will be physically, we will have you seeing customers for years to come. We appreciate the offer. You guys heard that back at home. Michael, it might be a little bit premature because the deal’s not quite done yet. Can you give us an update on where you see things today, where they stand, when you think it may close and what has to happen between now and then?

Michael:	We’re right on the same schedule that we said when the deal was announced back in October. It’s that May to October time frame. We’d certainly like it to happen sooner rather than later. We’re going as fast as we can. We have to follow all the requisite rules and that sort of thing. The integration teams are making great progress and regulatory things are happening at exactly the pace you would expect them to happen. We haven’t found any difficulties. We’re moving along at a steady pace.

Bill:	Great. Michael, one more comment. We always joke that EMC squared stood for, Everyone Makes Customer Calls. I know that having worked with you in the past with the partnership; you are out in front of customers and partners on a regular basis, like Joe. Just to let you know the field will start hitting you up as soon as we can to get you out there in front of customers. We look forward to having you in the field with us every day.

Michael:	That is really the funnest part of the job, is being out there with customers. I’m relishing the opportunity to do that. I’m going to be with you all at EMC World and really looking forward to those few days, and I’m sure we’ll have plenty of opportunities, even before the close to interact together and of course we’re one big happy family. We’re going to go kill it.

Bill:	Awesome. I think I’ll wrap it up on that point. This has been a great way to kick off the virtual sales kickoff. It’s going to be a very, very exciting 2016. Michael, I look forward to working with you.

Michael:	Absolutely.

Joe:	If I can make one point?

Bill:	Please, Joe.

Joe:	I just want to let all of you know, ultimately it’s all about leadership. I think you’re all incredibly fortunate to have this man on my right, Bill Scannell, as your leader. I have worked with him now for 17 years and he is the best go to market executive and maybe executive peer to ever work with.

Bill:	Thank you Joe, I really appreciate that.

Joe:	Good luck to you all in 2016 and again, I’ll be with you every step of the way.

Mr. Scannell moderated a discussion at the Company’s 2016 virtual sales kickoff meeting, a video recording of which was made available on the Company’s employee intranet. The following is a transcript of excerpts from that discussion.

Bill:	Hello again. As you all know, the exciting news in 2015 was Dell’s announcement that they’re going to merge with EMC, and it’s been a really, really exciting last several months. Joining me now are my two good friends, Howard Elias and Linda Connly, who are actually running the integration for EMC with Dell. Howard’s leading it, and Linda is leading the go to market. Folks at home are dying to get an update. Howard, why don’t we start with you. Tell us a little bit about what you’ve been up to lately, and what we should expect.

Howard:	Appreciate it. I’ll tell you, it’s been a great start. We started, literally, days after the announcement on October 12th. My co-lead, Rory Reed, and I first met that week. We had some initial thoughts on putting together the framework for what we called the “VCIO”, value, creation, and integration office. This is not just about coming together and integrating, it’s about creating value and market capture. As you know, we had this “go shop” period for 60 days that last until December 11th. Looking back, that was actually quite fortuitous because for those first 60 days, we actually were able to do all that storming and forming that goes on.

Getting to know each other, how each other works, build the trust, build the credibility. More important, build the relationships. That we did. As we came out of December, built the team charters, what the key data elements they needed to look at, what key questions they had with the interdependencies between the teams. That’s gone really well. Where we are right now, is we’re finalizing everybody’s work efforts and starting to look at the vision and the strategy and the financial profile of the company we want to build.

We’ve talked about it at the high level, the strategic rationale. Complementary products and technology, complementary go to market, having scale, doing this in a privately controlled fashion. Now we’re getting down to the brass tax. What does that really mean?

Bill:	This is not your first rodeo, Howard. You’ve done this before at scale.

Howard:	I’ve done it at scale. The Dec-Compaq merger many years ago, and then the Compaq-HP merger. Third time’s the charm. Most importantly, I learned a whole bunch of things not to do.

Bill:	Awesome. Linda, you’ve got the important part of go to market, making so that when we do come together, we go to market and we do it well, and we get that revenue synergy that we talked about. Tell me a little bit about what your observations have been and where you see this thing going.

Linda:	Sure, Bill. As Howard said, the early stage, what we were so focused on was learning about each other. You think about it, EMC is a 70,000 employee company, Dell is 100,000. There’s so much learning we had to do. We really started with just doing sessions, learning about each of the functions in go to market, and really trying to come up with what is similar, what is different. Also, what are the best practices? There’s a lot of best practices that each company has. What I could tell you is that I had an opportunity to meet some incredible people at Dell.

Howard:	What a good bunch of folks.

Linda:	Our counterparts are very open-minded, very transparent, very inquisitive to really learn about the EMC model, and at the same time, we were learning so much about the Dell model, and how well they’ve built such an unbelievable revenue stream for the company.

Bill:	You talked to me earlier about some of the similar cultures. They’re a lot like we are, aren’t they?

Linda:	It was incredible. We’ve actually done cultural surveys, and the consultants have told us they have not seen an acquisition of this size where you have so many similar elements of how we act culturally, from a sales perspective, and just from the general culture of the company. Good baseline.

Bill:	Howard, I know it’s still early days. We’ve gone through the go shop, we’ve gone through the next step, what can we expect over the next three or four months?

Howard:	It’s going to be intense activity. We’re really gearing up, now, in the actual VCIO office.

We’re building this essential infrastructure company, a new company for a new era. Not just the largest company, but the best company in IT. That’s going to take a couple of years to put together. There’s really the three phases of day one, then some levels of integration in six month sprints, to an ultimate transformation of where we’re heading. We’re laying that out and then the key part for day one, the guiding principles there .

First, do no harm. We’ve done this with our acquisitions. Let’s protect the revenue and the profit pools that we have today. Then we want to go after that revenue synergy and revenue capture. Let’s look at cross sell and up sell opportunities, and then ultimately lead to that transformational state where we’re really rocking it and being that best company in IT.

Bill:	Linda, how do we get there from a go to market perspective?

Linda:	Lots of work to do, Bill, that’s for sure. What we’re really driving for, is what do we want day one to look like when we close? What I’ve been telling people is, as Howard laid out, this is a multi-year journey. Day one, we want to do no harm. We don’t want to impact the revenue streams, the profit streams—

Bill:	That wouldn’t be good. [Laughter]

Linda:	From either company, 67 billion dollars, so clearly we want to protect as much as we can. What that means for the EMC sales reps out there is that, basically, what you’re selling today is what you’re going to sell day one. We’re going to want to give you an opportunity to resell some of the products. We’re working on that right now. We want to have a very coordinated approach in front of our customers. What you’re going to have is an EMC rep and you’re going to have a Dell rep, and there’s going to be, obviously, common accounts, but we have to have a coordinated approach in front of our customers. How are we going to do that?

Bill:	We know how to do that. We do that with the federation today. Someone’s got to take the lead and look out for the interests of the customer and make sure they have that one throat to choke. We’ve done it with VMware, we’ve done it with Pivotal, RSA, we can do it with Dell.

Linda:	Absolutely. The last point, is just really clear communications so our employees know what to expect, who they’re going to work for, what accounts they’re going to have, communication with a partner, community, and customers on what to expect, and what is our road map in these six month sprints, as Howard pointed out.

Bill:	Howard, back to you. We bring these two companies together, these two great brands, these two great companies. Lot of upside. Big picture, where do you use a lot of the upside?

Howard:	It is so exciting. If you think about the franchised pole positions we have within IT, clients, PC’s, servers, storage, virtualization, CI and converged infrastructure.

Bill:	That’s the big one right there.

Howard:

Great positions in security, emerging positions in platform three. The opportunity is just immense. You said CI, I am so excited about CI and hyper converge and all the things that we can do together taking these products through the multiple channels and go to markets that we have where we have focused and target. We really are better together. The ability to help customers with digital transformation, IT transformation, their journey to the cloud. Nobody is going to be in a better position. What excites me even more is, we’ve said, this is about growth. There’s always some cross synergies when you bring big businesses together, but we’ve said and we actually believe that the revenue synergies at least 3X the cost synergies. When we come together, this is about growth, and with growth becomes more opportunity. More opportunity for all of us in our career and our growth. It’s just super exciting.

Bill:	Linda, back to go to market, where’s the opportunity here, what Howard just said?

Linda:	As Howard said, 3 billion. 3 billion is the number that we define as what we think we can drive together, incrementally. It’s this massive opportunity. The thing that gets you excited is when you look at where we’re strong. From a product performing perspective, from a customer’s perspective. Where Dell is strong, they’re very, very complementary. We think that there’s just tremendous opportunity that we can bring to bear by combining both companies. From a profitability standpoint, and also a revenue standpoint, which obviously means great opportunity for our sales reps out there. Secondly Bill, scale matters, right? We will have 25,000 go to market employees between the two companies.

Bill:	That’s just awesome.

Linda:	Just think about the ability to reach markets in all segments and all countries.

Bill:	Brings a smile to my face.

Linda:	It’s unbelievable. As I said, the complementary offerings, I think one of the things that’s just so impressive, and we’re hearing it from our customers and our partners – we have taken a best in breed approach. Now we have not only the best approach that EMC brings to the table, Dell’s very strong portfolio, and the ability to sit in front of a customer and have just unbelievable relevance of what we can offer. We will be that partner sitting in the boardroom at the CIO level, just being strategically relevant because of the offering we have.

Bill:	I can’t think of customer that’s doing any type of optimization of their infrastructure, or modernization of their infrastructure, or some transformational that wouldn’t bring this combined company in. Because of the size and the scale of what we do, we’re going to have a seat at the table. I think of all the customers Dell has around the world that aren’t EMC customers, we automatically now have an entry into those customers. Then I look at all the customers we have that aren’t using Dell’s servers yet. Every customer I meet with, they say, “We don’t use Dell servers. Now, if I know you’re going to support them, then we’d be interested in taking a look at it.” We’re starting to see that already and we’re months away from the deal getting done.

Howard:	Bill, there was a survey about a month ago from an independent research company that surveyed joint customers of EMC and Dell, over 70% of them said they will increase their spending with both of us.

Bill:	Howard and Linda, that was great. I’ve been excited since the day I heard about this thing. The field is now equally as excited. To me, better together is a theme. This tremendous opportunity that’s in front of us is exciting. Having had Michael at leadership and some of his senior teams walking around with the EMC folks, how passionate they are. You talked about the cultures. Michael has made some statements like, “Look, when we come together, we’re going to create something really, really special, really, really powerful.” I can’t wait to see the end of this story. It’s going to be great. I know we’ve got a lot of work to do. In the meantime, let’s keep our heads down. We have Q1 to make, which as Joe Tucci would say, “It’s the most quarter of his life.” It’s the most important quarter of our life. We’ll keep you updated as we make progress on the merger, but it’s going to be great. I’ll talk a little bit more about that later on. Thanks, everyone.

John Hanlon, President of Americas Sales and Customer Operations at the Company, moderated a roundtable discussion at the Company’s 2016 virtual sales kickoff meeting, a video recording of which was made available on the Company’s employee intranet. The following is a transcript of excerpts from that roundtable.

John:

Good to see everybody. My name is John Hanlon, and I have the Mid-Market leadership team here, and we literally just finished our leadership meeting for the last three days hosted by Joe Tucci, David Goulden and we had a surprise guest, Michael Dell. Michael was there for the entire leadership session and I think we’ll probably share some comments on that a little bit later. I know I say this every year but that was the best senior leadership meeting I’ve been to. I really want to use this roundtable to kind of get some of your thoughts and so what I thought I would do is start with Scott, and just share a couple of thoughts of what you took out of the meeting, and really what you’re excited about for 2016.

Scott:	Sure, thank you John, I agree with you. My fourth leadership meeting and not even close, by far the best one I have been to.

Kevin:	I’m excited about 2016. It’s going to be a great year and I’m coming out of here with a lot of energy. Marcus was great, Michael Dell, I can’t wait to go back to the field and tell folks how engaged he was for three days. How active he was and then frankly how excited he is about the combined company.

David:	Specific to Michael Dell, I’ll also say he was humble, very approachable, he felt like a guy you could talk to, very interested in us.

Speaker:	Specific to Dell, we had the relationship for the better part of 10 years and it was great. Probably the best part of Mid-Market we had over the past 10 years.

John:	I was just in awe of our leadership team. I’m talking about Joe, David, Jeremy, Howard, Bill, and Michael Dell, he is Joe Tucci 15 years ago. Just an incredible leader: approachable, visible, humble as you said and I’m really excited about this year and I’m really excited about this upcoming merger with Dell.

David Goulden, Chief Executive Officer of EMC Information Infrastructure at the Company, delivered the keynote address at the Company’s 2016 virtual sales kickoff meeting, a video recording of which was made available on the Company’s employee intranet. The following is a transcript of an excerpt from Mr. Goulden’s address.

I want to end with one more prediction, which I think it is going to be very important for all of us and this is a prediction that in 2016, Dell and EMC are going to come together to create a winning alternative to IBM and HP. This one I am more confident about than any of the others. Initially, I thought I would take credit for this prediction, but after looking at the chart, I thought I should really give credit for the two people who put this together, i.e. Michael and Joe. This is going to be something that is important, we will come back to it during the course of the conference. It is going to be great for all of us.

Mr. Scannell delivered the closing remarks at the Company’s 2016 virtual sales kickoff meeting, a video recording of which was made available on the Company’s employee intranet. The following is a transcript of excerpts from Mr. Scannell’s remarks.

Hopefully we conveyed some very, very important messages. I’d like to recap those real quickly, if I could.

One, as you heard from Joe Tucci and Michael Dell about the merger, this is not Dell buying EMC. This is a merger between EMC and Dell that’s been orchestrated by Silver Lake and Michael Dell himself.

Secondly, we have an incredible vision. If you look at the vision that EMC had around the federation, around digital transformation, around the Federation Enterprise Hybrid Cloud and data lakes, there’s nobody else in the market that’s around delivering a vision and a message like that. That vision, that message gets much stronger when we’re together with Dell.

Now, I know there’s some concern about this merger. I will tell you that having worked with Joe Tucci for 15 years, he cares about us, he loves us. He cares deeply about this company. He’s putting us in very good hands. I was at the leadership meeting this week with Michael Dell. Michael was in every session. He came in Monday night. He stayed late at the reception meeting people, talking to people, answering questions, answering concerns. He was at every session, first one in, last one to leave. He’s passionate about what we’re putting together with this company, this Newco. He cares about the people at Dell. He cares about the people at EMC. This is going to be a special combination. He talks about skill. The skill of these organizations, an $80 billion company that’s out there solving some of the biggest challenges our customers have, that’s really important.

We are going to be in great hands with this new company.

EMC Corporation Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xviii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. has filed with the SEC a Registration Statement on Form S-4 (File No. 333-208524) that includes a preliminary proxy statement/prospectus regarding the proposed transaction, and each of Denali Holding Inc. and EMC plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the preliminary proxy statement/prospectus and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (http://www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings”, or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, 01748, Attn: Investor Relations, 866-362-6973.

Participants in the Solicitation

EMC Corporation and its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, is set forth in the preliminary proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can obtain free copies of these documents at the SEC’s website (http://www.sec.gov). You can also obtain free copies of these documents from EMC using the contact information above.